EXHIBIT 99.1

Wednesday, November 17, 2021

Contact: Jason Long, CFO and Secretary

(804) 843-2360

C&F Financial Corporation

Declares Quarterly Dividend and

Authorizes Share Repurchase Program

Toano, VA -- The board of directors of C&F Financial Corporation (NASDAQ:CFFI) has declared a regular cash dividend of 40 cents per common share, which is payable January 1, 2022 to shareholders of record on December 15, 2021. The board of directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

In addition, the board of directors has authorized a program, effective December 1, 2021, to repurchase up to $10 million of the Corporation’s common stock through November 30, 2022. Repurchases under the program may be made through privately negotiated transactions or open market transactions, including pursuant to a trading plan in accordance with Rule 10b5-1 and/or Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and shares repurchased will be returned to the status of authorized and unissued shares of common stock. The timing, number and purchase price of shares repurchased under the program, if any, will be determined by management in its discretion and will depend on a number of factors, including the market price of the shares, general market and economic conditions, applicable legal requirements and other conditions, and there is no assurance that the Corporation will purchase any shares under the program. The Corporation’s previous share repurchase program was last authorized by the board of directors in November 2020 for the repurchase of up to 365,000 shares of the Corporation’s common stock and will expire on November 30, 2021. Under that program, beginning in December 2020, the Corporation has repurchased 150,419 shares of its common stock for an aggregate cost of $7.5 million.

About C&F

C&F Bank operates 31 banking offices and four commercial loan offices located throughout the Hampton to Charlottesville corridor and the Northern Neck region in Virginia and offers full wealth management services through its subsidiary C&F Wealth

Management, Inc. C&F Mortgage Corporation, and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina, and West Virginia. C&F Finance Company provides automobile, marine and RV loans through indirect lending programs offered in Alabama, Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, and West Virginia through its offices in Richmond and Hampton, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s website at http://www.cffc.com.